Exhibit 99.1

Heritage Commerce Corp and Heritage Bank of Commerce Announce Appointment of Christopher J. Abate to the Board of Directors

San Jose, California – August 18, 2025 – Heritage Commerce Corp (NASDAQ: HTBK) (the “Company”), parent company of Heritage Bank of Commerce (the “Bank”), today announced the appointment of Christopher J. Abate to the Board of Directors (the “Board”) of the Company and the Bank, expanding the Board to nine directors from eight. Mr. Abate will also serve as a member of the Board’s Audit Committee and its Personnel and Compensation Committee.

“We are pleased to welcome Chris to the Company’s Board of Directors and look forward to working with him as we pursue our strategic plans,” said Julie Biagini-Komas, Chair of the Board. “His deep experience in real estate and finance, coupled with his extensive leadership skills and insight, will be a valued addition and complement the contributions of the other members of our Board.”

“Chris is an accomplished leader with extensive experience in complex markets, product innovation, and platform development,” stated Clay Jones, President & CEO. “His expertise and collaborative approach position him as an outstanding leader that can provide value for both our Board and shareholders.”

Mr. Abate is a seasoned finance and accounting executive with over 20 years of experience in the financial services industry, bringing a wealth of extensive experience and knowledge in real estate and finance to the Company. Mr. Abate has served as Chief Executive Officer of Redwood Trust, Inc. (“Redwood Trust”) since May 2018 and as a director since December 2017. Mr. Abate has been employed with Redwood Trust since April 2006, previously serving as President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. Before joining Redwood Trust, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in accounting and finance from Western Michigan University, and an M.B.A. from the University of California at Berkeley and Columbia University.

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Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, email:

InvestorRelations@herbank.com